Exhibit 10.4

TRI - STATE GENERATION AND TRANSMISSION

ASSOCIATION, INC.

WHOLESALE ELECTRIC SERVICE CONTRACT

This CONTRACT, made this 1st day of July, 2007, between TRI - STATE GENERATION AND TRANSMISSION ASSOCIATION, INC. (hereinafter called the “Seller”), a corporation organized and existing under the laws of the State of Colorado, authorized to do business in the States of Wyoming and New Mexico, and domesticated in the State of Nebraska, and Big Horn Rural Electric Company (hereinafter called the “Member”), a corporation organized and existing under the laws of the State of Wyoming;

WITNESSETH:

WHEREAS, Seller presently owns and operates electric generating plants, a transmission system and associated facilities, and has entered into contracts with others to provide for transmission facilities or service or otherwise obtain electric service for the purpose, among others, of supplying electric service to borrowers from, including but not limited to, the United States of America acting through the Rural Utilities Services, (formerly the Rural Electrification Administration, hereinafter called the “RUS”); and

WHEREAS, Seller has financed and may, in the future, finance new facilities in whole or in part through loans made or guaranteed by the United States of America (hereinafter called the “Government”) acting through the administrator of the RUS (hereinafter called the “Administrator”); and

WHEREAS, the indebtedness created by such loans and loan guarantees made by the Government is evidenced, and, with respect to future indebtedness, shall be evidenced by certain notes (hereinafter collectively called the Notes), secured by that Master First Mortgage Indenture, Deed of Trust and Security Contract between Tri - State Generation and Transmission Association, Inc., and Wells Fargo Bank West Amended, Restated and Effective as of December 15, 1999, as it may be supplemented, amended and/or restated from time to time (hereinafter called the “Indenture”); and

WHEREAS, this Contract and payments due to Seller under this Contract will be pledged and assigned to secure the Notes, as provided in the Indenture or other notes pursuant to other financial arrangements; and

WHEREAS, the Member acknowledges that Seller and the Government and other lenders are relying on this commitment from the Member, and similar commitments from all other Members having similar contracts to purchase electric service for its present and future load requirements hereunder and provide for (a) the financing of Seller’s facilities, (b) the development of an organization to serve the Member, and (c) for a long-term planning and power supply acquisition program; and

WHEREAS, the Government and other lenders are relying on this Contract and similar contracts between Seller and other borrowers from the Rural Utilities Services to assure that the Notes are paid and the purposes of the Rural Electrification Act of 1936, as amended, are carried out and Seller, and the Member, by executing this Contract, acknowledge that reliance;

WHEREAS, Tri-State and Member are committed to meeting electric utility market challenges, in a competitive environment, during the term of this Contract;

1.                                      GENERAL OBLIGATIONS OF THE PARTIES. The Seller shall sell and deliver to the Member and the Member shall purchase and receive from the Seller all electric service including capacity and energy which the Member shall require for the operation of the Member’s system, up to the limit the Member has chosen pursuant to 1 (a.) below, except for sources, such as photovoltaic cells, fuel cells, or others that are not connected to Member’s distribution or transmission system.

(a.)           Member shall have the right to elect to receive from 95% to 100% from Seller, so that up to 5% of its requirements can be obtained from distributed or renewable generation owned or controlled by the Member. Details concerning the operating requirements of the election shall be set forth in a written policy to be adopted by Seller’s Board of Directors which shall set forth requirements concerning such things as the effect of growth, backup service, nominations to be provided, reports Member is to provide, rates upon return to all requirements service, notice periods to be provided, and other details. Such election shall be evidenced by a written notification, and shall take effect on the first day of the month following the month in which the first such election is made. Thereafter the written policy shall specify a method for determining the effective date. Member may cancel this election and receive all of its requirements from Seller pursuant to the provisions of the written policy to be adopted by Seller’s Board of Directors. Unless provided by the prior written approval of the Seller and the Administrator, or under the provisions of this section, the Member agrees that it will not operate generating plants for the production of electric service except when the Seller is unable to supply the Member’s requirements, and then only to the extent that the Seller is unable to supply such requirements.

(b.)           The Seller shall use reasonable diligence to provide a constant and uninterrupted supply of electric service hereunder.

Neither Party hereto shall be considered to be in default in respect to any obligation hereunder, other than the obligations of the Member to make payments of amounts due under this Contract, if failure of performance shall be due to uncontrollable forces; the term “uncontrollable forces” meaning any cause beyond the control of the Party affected, including, but not limited to, failure of facilities, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, labor disturbance, sabotage, inability to obtain permits, licenses, right-of-way or authorizations from any local, state or federal agency or person, and restraint by court or public authority, which by exercise of due foresight such Party could not reasonably have been expected to avoid, and which by exercise of due diligence it shall be unable to overcome. Neither Party shall, however, be relieved of liability for failure of performance if such failure is due to removable or remediable causes which it fails to remove or remedy with reasonable dispatch. Nothing contained herein, however, shall be construed to require either Party to prevent or settle a strike against its will. The failure of performance of any power supplier to Seller under an agreement(s) with Seller shall be deemed to be within the meaning of “uncontrollable forces” for the purposes of this Contract.

If Seller’s generation and sources of supply are inadequate to serve all of Member’s demand and Seller is not able to secure additional sources of supply, then in that event, Member’s service may be interrupted pursuant to a written policy that has been adopted by Seller’s Board of Directors that establishes procedures for such interruptions.

2.                                       ELECTRIC CHARACTERISTICS AND DELIVERY POINTS.  Electric service to be furnished hereunder shall be alternating current, three phase, sixty cycle. The current points of delivery, delivery voltage, and any special conditions of service are set forth in the schedule attached hereto, marked Schedule B and made part hereof. Schedule B shall be deemed to be amended from time to time to include such other point or points of delivery as may be agreed upon by the Seller and the Member. The obligations of the parties concerning new delivery points and payment for facilities to make final connections and extensions to service shall be as set forth in written policies adopted by Seller’s Board of Directors. Such policies shall also address ownership of substation, switching and metering equipment.

All contracts or agreements entered into by the parties shall be listed in a schedule attached hereto, and marked Schedule A.

Schedules to this Contract shall be kept up to date as they are changed, so that this Contract contains or refers to all agreements between the parties.

3.                                      RATE

(a)                                 The Member shall pay the Seller for all electric service furnished hereunder at the rates and on the terms and conditions set forth in the rate schedule (s), adopted from time to time by Seller’s Board of Directors.

(b)                                 The Board of Directors of the Seller at such intervals as it shall deem appropriate, but in any event not less frequently than once in each calendar year, shall review the rates for electric service furnished hereunder and under similar agreements with other Members and, if necessary, shall revise such rates so that it shall produce revenues which shall be sufficient, with the revenues of the Seller from all other sources, to meet the cost of operation (inclusive of reasonable reserves), debt and lease service, and equity development of the Seller, all as approved by the Board of Directors of the Seller. The Seller shall cause a notice in writing to be given to the Member and other Members of the Seller and the Administrator which shall set out all the proposed revisions of the rates with the effective date thereof, which shall be not less than ninety (90) nor more than one hundred twenty (120) days after the date of the notice, and shall set forth the basis upon which the rates is proposed to be adjusted and established. The Member agrees that the rates from time to time established by the Board of Directors of the Seller shall be deemed to be substituted for the rates currently provided and agrees to pay for electric service furnished by the Seller to it hereunder after the effective date of any such revisions at such revised rates.

4.                                      METER READINGS AND PAYMENT OF BILLS. The Seller shall read meters or cause meters to be read at monthly intervals. A bill for electric service, shall be presented to the Member no later than the 20th day of the month following the month in which the electric service was consumed. The date of the bill shall be deemed the date of presentation. Electric service furnished hereunder shall be paid in useable funds at the office of the Seller in Denver, Colorado (or such other location as Seller may designate), monthly, no later than the last day of the calendar month in which the bill is mailed to the Member provided however, if the date of presentation of the bill falls after the 20th day of the month, the Member shall receive one day of delay in payment for each day of delay in presentation. If the Member shall fail to pay any such bill within the above prescribed period, a one percent (1%) late charge shall be added to the bill and the Seller may discontinue delivery of electric service hereunder upon fifteen (15) days written notice to the Member of its intention to do so. Should the last day of the month (or any extended payment due date) fall on a weekend or Seller’s holiday, payment shall be due on Seller’s immediately preceding business day. Amounts in arrears will bear interest at the National Rural Utilities Cooperative Finance Corporation’s Line of Credit rate, plus one percent (1%), applied to late payments on a daily basis in consideration of a 365-day year.

5.                                     METER TESTING AND BILLING ADJUSTMENT. The Seller shall test and calibrate meters or cause meters to be tested and calibrated by comparison with accurate standards at intervals of twelve (12) months. The Seller shall also make or cause to be made special meter tests at any time at the Members’ request. The costs of all tests shall be borne by the Seller, provided, however, that if any special meter test made at the Members’ request shall disclose that the meters are recording accurately, the Member shall reimburse the Seller for the cost of such test. Meters registering not more than two percent (2%) fast or slow shall be deemed to be accurate. If any meter shall fail to register for any period, the Member and the Seller shall agree as to the amount of electric service furnished during such period and the Seller shall render a bill therefor. The Seller’s Board of Directors shall establish a written policy concerning notice of meter testing and who shall have a right to be present. If at any test, a meter shall be found to be inaccurate by more than two percent (2%), fast or slow, an adjustment shall be made in settlement between the Parties to compensate for the effect of such inaccuracy over a preceding period, starting from the date the meter registration became in error, if it can be determined. If the date when the error in registration began cannot be determined, it shall be assumed that the error has existed for a period equal to one-half (1/2) of the time elapsed since the meter was installed, or one-half of the time elapsed since the past previous test, not to exceed six (6) months.

6.             RIGHT OF ACCESS.          Duly authorized representatives of either party hereto shall be permitted to enter the premises of the other party hereto at all reasonable times in order to carry out the provisions hereof.

7.             RESALE OF ELECTRIC ENERGY.

(a)                         The Member shall not sell at wholesale any of the electric energy delivered to it hereunder to any customer of the Member for resale by that customer, unless such resale is specifically approved by the Board of Directors of the Seller or is provided for in the schedule attached hereto marked Schedule C and made a part hereof.

(b)                         The Member acknowledges that it is familiar with the provisions of Article 12 in each of Salt Lake City Integrated Projects Contract No. 87-LAO-172 (as amended), and Loveland Area Projects Contract No. 87-LAO-134 (as amended), dated March 10, 1989 and April 28, 1987 respectively, between the United States of America and the Seller and in Contract No. 87-SLC-0025 (as amended) dated March 9, 1989, entitled “Resale of Electric Service,” a copy of such Article 12 being attached hereto, marked Schedule D, and made a part hereof. The Member agrees to comply with and be bound by the provisions of such article 12 and to furnish the information required thereby.

8.                                               TRANSFER BY THE MEMBER.     The Member agrees that during the term of this Contract, so long as any of the Notes are outstanding, the Member shall not, without the approval in writing of Seller and the Administrator, take or suffer to be taken any steps for reorganization or dissolution, or to consolidate with or merge into any organization, or to sell, lease or transfer (or make any agreement therefor) all or a substantial portion of its electric system assets, whether now owned or hereafter acquired. Notwithstanding the foregoing, the Member may take or suffer to be taken any steps for reorganization or dissolution or to consolidate or merge into any organization or to sell, lease or transfer (or make any agreement therefor) all or a substantial portion of its electrical system assets, whether now owned or hereafter acquired, so long as the Member shall pay such pro rata portion of the outstanding indebtedness on the Notes, as well as other obligations and commitments of Seller at the time existing, as shall be determined by Seller with the prior written consent of the Administrator and shall otherwise comply with such reasonable terms and conditions as the Administrator and Seller shall require. Provided, however, no such approvals shall be required to take the actions contemplated herein so long as the purchaser or surviving organization is a member of Seller and has validly authorized, executed and delivered a contract for electric service substantially in the form of this Contract.

9.              SPECIFIC PERFORMANCE OF MEMBER.        Seller and the Member agree that the failure or threatened failure of the Member to comply with the terms of the immediately preceding paragraph entitled Transfer by the Member will cause irreparable injury to Seller and to the Government which cannot properly or adequately be compensated by the mere payment of money. The Member agrees, therefore, that in the event of a breach or threatened breach by the Member of the paragraph entitled Transfer by the Member, of this Contract, that either the Seller or the Government or both of them, in addition to any other remedies that may be available to it judicially, shall have the right to obtain from any competent court a decree enjoining such breach or threatened breach of said paragraph or a decree providing for the terms of said paragraph to be specifically enforced.

10.            SPECIFIC PERFORMANCE OF SELLER.       Seller and the Member agree that the failure or threatened failure of the Seller to comply with the terms of this contract concerning supply of electric service to the Member will cause irreparable injury to Member and cannot properly or adequately be compensated by the mere payment of money. The Seller agrees, therefore, that in the event of a breach or threatened breach by the Seller of this Contract concerning supply of electric service, that Member, in addition to any other remedies that may be available to it judicially, shall have the right to obtain from any competent court a decree enjoining such breach or threatened breach of this Contract and providing for the terms of this Contract to be specifically enforced.

11.          GENERAL PROVISIONS.

11.1                        It is agreed that all representations and agreements between the Parties covering the subject matter hereof are expressed herein and in the exhibits hereto and that no other representation of any kind or nature, whether made by the officers or agents of either of the Parties, shall be binding. Upon the date this Contract shall become binding between the Parties, the Contract and any associated transmission or other service agreements between the Parties heretofore executed shall be deemed cancelled and superseded in entirety by this Contract, except that any such agreement(s) between the Parties designated on Schedule A hereto shall continue in full force and effect. All schedules annexed hereto are subject to change, alteration and deletion by proper corporate action of the Seller and, as the case may be, by the Member.

11.2                        Each Party shall indemnify and save the other Party harmless for liability, loss, costs and expenses on account of injury to persons (including death) or damage or destruction of property occasioned by the negligence of its officers, employees or its contractors, unless it be proven that such injury or damage resulted from the negligence of the other Party. Provided, however,

(a)                                 that each Party shall be solely responsible for the claims or any payments to any employee or agent for injuries occurring in connection with their employment or arising out of any Workmen’s Compensation Law, and (b) that neither Party shall be liable for any loss of earnings, revenues, indirect or consequential damages or injury which may occur to the other as a result of outages in delivery of services hereunder by reason of any cause whatsoever.

11.3                        A waiver at any time of a right with respect to a default or any other matter shall not be deemed a waiver with respect to any other or a subsequent default or matter. No delay, short of the statutory period of limitations, in asserting or enforcing any right hereunder shall be deemed a waiver of such right. Every right and remedy shall be cumulative and in addition to every right or remedy now or hereafter existing at law, in equity, under Seller’s bylaws or by statute or contract between the Parties and the pursuit or granting of any right or remedy shall not be construed as an election. Nothing in this Contract shall be construed to limit or restrict the rights and obligations of either of the Parties [a] under Seller’s bylaws or [b] to grant liens and security interests herein pursuant to mortgage instruments approved by the Administrator.

11.4                        This Contract shall in all respects be governed by, and controlled in accordance with, the laws of the State of Colorado. If any article, section, paragraph, clause or provision of this Contract shall be finally adjudged by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Contract shall remain in full force and effect as though such article, section, paragraph, clause or provision or any part thereof so adjudicated to be invalid or unenforceable had not been included herein.

12.                                Term of Contract.    This Contract shall become effective only upon the approval in writing by the Administrator, and shall remain in effect until December 31, 2050, and thereafter until terminated by either party giving to the other not less than two (2) years’ written notice of its intention to terminate.

No later than five (5) years after the execution of this Contract and each succeeding five (5) years thereafter, Seller will establish a committee to review this Contract for the purposes of making recommendations concerning any suggested modifications to its terms and provisions to Seller’s Board of Directors.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed the day and year first above written.

TRI-STATE GENERATION AND
TRANSMISSION ASSOCIATION, INC.

(CORPORATE SEAL)	By	/s/H.J. Thompson

ATTEST:

/s/Gerald Lorenz

Big Horn Rural Electric Company

(CORPORATE SEAL)	By	/s/Thomas P. Delaney

ATTEST:

/s/Merilee Kathy Gilbreath

Schedule to Exhibit 10.4

Wholesale Electric Service Contract

The following is a list of 41 other Members with Wholesale Electric Service Contracts that are substantially identical in all material respects except as to the conformative changes related to the name of the parties, active contracts with such Member, the delivery points, and the list of exceptions to Section 7(c) (Resale of Electric Energy) of the Wholesale Electric Service Contract:

1.	Carbon Power & Light, Inc.	22.	Northwest Rural Public Power
2.	Central New Mexico Electric		District
	Cooperative, Inc.	23.	Otero County Electric Cooperative,
3.	Chimney Rock Public Power District		Inc.
4.	Columbus Electric Cooperative, Inc.	24.	Panhandle Rural Electric
5.	Continental Divide Electric		Membership Association
	Cooperative, Inc.	25.	Poudre Valley Rural Electric
6.	Empire Electric Association, Inc.		Association, Inc.
7.	Garland Light & Power Company	26.	Roosevelt Public Power District
8.	Gunnison County Electric	27.	San Isabel Electric Association, Inc.
	Association, Inc.	28.	San Luis Valley Rural Electric
9.	High Plains Power, Inc.		Cooperative, Inc.
10.	High West Energy	29.	San Miguel Power Association, Inc.
11.	Highline Electric Association	30.	Sangre De Cristo Electric
12.	Jemez Mountains Electric		Association, Inc.
	Association, Inc.	31.	Sierra Electric Cooperative, Inc.
13.	K.C. Electric Association	32.	Socorro Electric Cooperative, Inc.
14.	La Plata Electric Association, Inc.	33.	Southeast Colorado Power
15.	The Midwest Electric Cooperative		Association
	Corporation	34.	Southwestern Electric Cooperative,
16.	Mora-San Miguel Electric		Inc.
	Cooperative, Inc.	35.	Springer Electric Cooperative, Inc.
17.	Morgan County Rural Electric	36.	United Power, Inc.
	Association	37.	Wheat Belt Public Power District
18.	Mountain Parks Electric, Inc.	38.	Wheatland Rural Electric
19.	Mountain View Electric Association,		Association, Inc.
	Inc.	39.	White River Electric Association,
20.	Niobrara Electric Association, Inc.		Inc.
21.	Northern Rio Arriba Electric	40.	Wyrulec Company
	Cooperative, Inc.	41.	Y-W Electric Association, Inc.

Schedules A, B and C to the Wholesale Electric Service Contract are not file herewith; however the Registrant hereby agrees that such schedules will be provided to the Commission upon request.

SCHEDULE D

EXCERPT FROM SALT LAKE CITY INTEGRATED PROJECTS CONTRACT NO. 87-LAO-172, DATED MARCH 10, 1989, AND LOVELAND AREA PROJECTS CONTRACT NO. 87-LAO-134, DATED APRIL 28, 1987, BETWEEN THE UNITED STATES OF AMERICA AND TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

12.          RESALE OF ELECTRIC SERVICE

12.1                        The Contractor understands and agrees that, upon execution of this Contract:

12.1.1              The benefits of Federal power shall be made available to its consumers at rates that are established at the lowest possible level consistent with sound business principles, in an open and public manner, and the Contractor will so demonstrate to the Contracting Officer upon request.

12.1.2              Consumers receiving the benefits of Federal power will be supplied with information such that they can separately identify the composite energy and capacity costs, stated in mills per kWh, of Federal power and non-Federal power.

12.2                        The Contractor may demonstrate compliance with this Resale Section by having its members make available to its customers, no later than 90 days after the end of each Summer Season and each Winter Season, a statement which separately identifies the Contractor’s unit costs for Federal power and for non-Federal power, and the magnitude and type of other costs charged to the Contractor’s customers during the previous season. The Contractor may make this information available to its customers by including the informational statement with the customer’s power bill, by publishing the information in a newspaper of general circulation in the area served by the Contractor, or by any other method mutually agreed upon between Western and the Contractor. A copy of each seasonal statement shall also be provided to Western. Upon request the Contractor will provide the supporting information for its seasonal statement to Western.

12.3                        The Contractor will have its members furnish to the Contracting Officer, the information of the United States, a copy of each schedule of resale rates in effect on the date of execution of this Contract and, upon adoption, a copy of each schedule of rates hereafter adopted.

12.4                        The Contractor will have its members to the extent that different rules are not prescribed by State laws or by State or Federal agencies, maintain

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proper books of account in accordance with the Uniform System of Accounts prescribed for public utilities and licensees by the Federal Energy Regulatory Commission.

12.5                        The Contractor agrees to implement the distribution principles of Section 12.1 in its wholesale power contracts which include resale of Federal power upon modification or amendment thereof and all such subsequent wholesale power contracts upon execution thereof.

12.6                        Failure to comply with the provisions of this Resale Section may result in the loss of all or a part of the resources committed to the Contractor under this Contract, as conclusively determined by Western’s Administrator. The Contractor will be given written notice of noncompliance with this Section and will be given opportunity to comment prior to any final action by Western.

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